Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System Reports

First Quarter 2021 Results

SYRACUSE, N.Y. — April 26, 2021 — Community Bank System, Inc. (NYSE: CBU) reported first quarter 2021 net income of $52.9 million, or $0.97 per fully-diluted share. This compares to $40.1 million of net income, or $0.76 per share for the first quarter of 2020. The $0.21, or 27.6%, increase in earnings per share was primarily attributable to an increase in net interest income, a significant decrease in the provision for credit losses and lower operating expenses, offset in part by a decrease in noninterest revenues, and increases in income taxes and fully-diluted shares outstanding. Comparatively, the Company recorded $0.86 in fully-diluted earnings per share for the linked fourth quarter of 2020. Operating earnings per share, which excludes acquisition expenses and gain on debt extinguishment, were $0.97 for the first quarter of 2021, as compared to $0.77 in the first quarter of 2020 and $0.85 in the fourth quarter of 2020.

First Quarter 2021 Performance Highlights:

❖	GAAP EPS

•	$0.97 per share, up $0.21 per share from the first quarter of 2020

❖	Operating EPS (non-GAAP)

•	$0.97 per share, up $0.20 per share from the first quarter of 2020

❖	Adjusted Pre-Tax, Pre-Provision Net Revenue Per Share (non-GAAP)

•	$1.09 per share, up $0.04 per share from first quarter of 2020

❖	Return on Assets

•	1.51%

❖	Return on Equity

•	10.4%

❖	Total Deposit Funding Costs

•	0.11%

❖	Annualized Loan Net Charge-Offs

•	0.02%

“The Company generated solid quarterly earnings results in the first quarter of 2021 driven by improving economic conditions, lower credit-related costs, higher revenues and lower operating expenses,” said Mark E. Tryniski, President & CEO. “Our 2020 results were challenged by net interest margin headwinds and higher credit-related costs. As we move into 2021, we are encouraged by an improving interest rate environment and better economic conditions. The Company’s financial services businesses continued to perform well during the quarter as the Company recorded higher revenues in all three lines of business - employee benefit services, insurance services and wealth management versus one year earlier. Furthermore, the Company’s cost containment initiatives and other factors, resulted in a decrease in operating expenses as compared to the same quarter in 2020 despite acquiring Steuben Trust Corporation (“Steuben”) in the second quarter of 2020. The Company’s earnings per share of $0.97 were up $0.21, or 27.6%, over the first quarter of 2020. Net interest income increased $3.9 million, or 4.3%, over the first quarter of 2020 despite a 62 basis point decrease in net interest margin, driven by continued growth in earning assets, lower funding costs and recognition of Paycheck Protection Program (“PPP”) deferred loan fees. In addition, the Company booked a $5.7 million net benefit in the provision for credit losses during the first quarter of 2021, as compared to a $5.6 million provision for credit losses in the first quarter of 2020, primarily reflective of improvements in the economic outlook. Financial services business revenues were also $2.3 million, or 5.7%, higher than the first quarter of 2020, while total operating expenses decreased $0.4 million, or 0.4%. These improvements were offset, in part, by a $2.5 million, or 13.7%, decrease in banking-related noninterest revenues, a $2.8 million, or 30.4%, increase in income taxes and a 3.4% increase in fully-diluted average shares outstanding. On the credit front, the Company continued to experience low-levels of net charge-offs. More specifically, the Company recorded net charge-offs of $0.4 million, or 0.02% annualized during the first quarter of 2021, which compares favorably to the first quarter 2020 net charge-offs of $1.6 million, or 0.09% annualized.”

Mr. Tryniski continued, “The Company’s adjusted pre-tax, pre-provision net revenue per share, which excludes income taxes, the provision for credit losses, acquisition expenses, unrealized (gain) loss on equity securities and gain on debt extinguishment, increased $0.04 per share, from $1.05 during the first quarter of 2020 to $1.09 during the first quarter of 2021. For comparative purposes, the adjusted pre-tax, pre-provision net revenue per share in the linked fourth quarter of 2020 was $1.03 per share. Ending loans decreased $47.6 million, or 0.6%, during the quarter from $7.42 billion at December 31, 2020 to $7.37 billion at March 31, 2021. During the first quarter, the Company recorded a $251.3 million net decrease in the principal balance on first draw PPP loans and booked $191.5 million of second draw PPP loans. Exclusive of PPP loans, net of deferred fees, the Company’s ending loans increased $14.9 million, or 0.2%, during the first quarter. Although the Company’s average cash equivalents remained elevated throughout the first quarter, the Company purchased approximately $546.7 million of investment securities at a weighted-average yield of 1.44% during the quarter in an effort to stabilize net interest margin going forward, which declined throughout 2020 as the interest rate environment deteriorated. The Company’s deposit balances increased $2.90 billion, or 31.2%, between March 31, 2020 and March 31, 2021 and $979.3 million, or 8.7%, since December 31, 2020, due primarily to continued inflows of Federal stimulus and PPP funding.”

The Company recorded total revenues of $152.5 million in the first quarter of 2021, an increase of $3.8 million, or 2.6%, over the prior year’s first quarter. The increase in total revenues between the periods was driven by a $3.9 million, or 4.3%, increase in net interest income, a $1.2 million, or 4.6% increase in employee benefit services revenues, and a $1.2 million, or 7.6%, increase in wealth management and insurance services revenues, offset, in part, by a $2.3 million, or 13.1%, decrease in deposit service and other banking fees and a $0.2 million decrease in mortgage banking income. Comparatively, total revenues were up $1.8 million, or 1.2%, over linked fourth quarter 2020 results, driven by a $0.5 million, or 0.6%, increase in net interest income and a $1.3 million, or 2.3%, increase in noninterest revenues.

The Company recorded net interest income of $94.0 million in the first quarter of 2021. This compares to $90.1 million of net interest income recorded in the first quarter of 2020. Between comparable periods, a large increase in average earning assets was largely offset by a 62 basis point decrease in the net interest margin. Average earning assets increased $2.65 billion, or 26.4%, between comparable quarters due to large net inflows of funds from government stimulus programs, PPP loan originations and the acquisition of Steuben in the second quarter of 2020, while the tax equivalent net interest margin decreased from 3.65% in the first quarter of 2020 to 3.03% in the first quarter of 2021. In addition, the composition of earning assets changed significantly, as the large net inflows of customer deposits were largely deployed into cash equivalents and investment securities at lower rates of interest between the comparable periods, resulting in a significant decrease in the Company’s earning asset yields. The tax equivalent average yield on earning assets in the first quarter of 2021 of 3.15% was 78 basis point lower than the tax equivalent average yield on earning assets of 3.93% in the first quarter of 2020. Comparatively, the Company recorded net interest income of $93.4 million during the fourth quarter of 2020, $0.6 million lower than first quarter 2021 results, while the tax equivalent net interest margin was 3.05%.

Interest income and fees on loans increased $1.1 million, or 1.5%, from $78.6 million in the first quarter of 2020 to $79.7 million in the first quarter of 2021. Between the comparable periods, average total loans outstanding increased $482.1 million, or 7.0%, driven by PPP lending and the Steuben acquisition, while the average tax equivalent yield on loans decreased 21 basis points, from 4.61% in the first quarter of 2020 to 4.40% in the first quarter of 2021. During the first quarter, the Company recorded $6.9 million of PPP-related interest income due primarily to the recognition of $5.9 million of deferred loan fees. During the quarter, 2,543 borrowers representing $251.3 million in PPP loan balances were granted forgiveness on their loan by the Small Business Administration, resulting in accelerated recognition of deferred loan fees. Comparatively, the Company recorded $77.8 million of interest income and fees on loans during the linked fourth quarter of 2020, including $3.5 million of PPP-related interest income, while the average tax equivalent yield on loans was 4.17%.

Interest income on investments including cash equivalents decreased $0.5 million, or 2.6%, between the first quarter of 2020 and the first quarter of 2021. A $0.7 million decrease in interest income on the investment securities portfolio was partially offset by a $0.2 million increase in interest income on cash equivalents. The tax-equivalent average yield on investments, including cash equivalents, decreased from 2.45% in the first quarter of 2020 to 1.42% in the first quarter of 2021, reflective of lower market interest rates and a significant change in the composition of investment securities and cash equivalents. The average book value of the investments securities portfolio increased $620.7 million, or 20.4%, between the periods, while the average balance of cash equivalents increased $1.55 billion from $114.7 million in the first quarter of 2020 to $1.67 billion in the first quarter of 2021. The average tax equivalent yield on the investment securities portfolio decreased 49 basis points from 2.51% in the first quarter of 2020 to 2.02%, while the average yield on cash equivalents decreased 80 basis points from 0.90% during the first quarter of 2020 to 0.10% during the first quarter of 2021.

Interest expense decreased $3.2 million, or 46.5%, from $6.9 million in the first quarter of 2020 to $3.7 million in the first quarter of 2021. Although average interest-bearing liabilities increased $1.48 billion, or 21.3%, between the periods, the precipitous drop in market interest rates between the periods resulted in a net decrease in interest expense. The Company’s average cost of deposits was 0.11% in the first quarter of 2021. This compares to 0.25% during the first quarter of 2020.

During the first quarter of 2021, the Company recorded a net benefit in the provision for credit losses of $5.7 million and loan net charge-offs of $0.4 million, or 0.02%, annualized. Comparatively, the Company recorded $5.6 million in the provision for credit losses during the first quarter of 2020 and loan net charge-offs of $1.6 million, or 0.09% annualized. During the first quarter of 2020, economic forecasts distinctly and profoundly changed from stable at the beginning of the quarter to severely adverse at the end of the quarter due to the onset of the COVID-19 pandemic, resulting in a significant increase in expected life of loan losses. Conversely, during the first quarter of 2021, economic forecasts improved substantially and that drove expected life of loan losses down, resulting in the recording of a net benefit in the provision for credit losses. In addition, the Company recorded net charge-offs of only 0.07% of average loans in 2020, which lowered average annual historic losses and, in turn, future loan loss projections. Based on current economic forecasts, the Company does not currently anticipate recording similarly large net benefits in the provision for credit losses in the remainder of 2021.

Employee benefit services revenues for the first quarter of 2021 were $26.5 million. This represents a $1.2 million, or 4.6%, increase over first quarter 2020 revenues. The improvement in revenues was driven by increases in employee benefit trust and custodial fees. Wealth management revenues for the first quarter of 2021 were $8.2 million. This compares to wealth management revenues of $7.1 million in the first quarter of 2020. The $1.1 million, or 14.9% increase in wealth management revenues was primarily driven by increases in investment management and trust services revenues. Insurance services revenues of $8.2 million were $0.1 million, or 1.2%, higher than the same quarter in the prior year. Banking noninterest revenues decreased $2.5 million, or 13.7%, from $18.1 million in the first quarter of 2020 to $15.6 million in the first quarter of 2021. This was driven by a $2.3 million, or 13.1%, decrease in deposit service and other banking fees due to lower overdraft and other deposit revenues and a $0.2 million decrease in mortgage banking income. Comparatively, the Company recorded $26.7 million of employee benefit service revenues, $7.5 million of wealth management revenues and $7.6 million of insurance service revenues during the linked fourth quarter of 2020. Fourth quarter 2020 banking noninterest revenues were $14.9 million, $0.7 million, or 4.6%, lower than first quarter 2021 banking noninterest revenues.

The Company recorded $93.2 million in total operating expenses in the first quarter of 2021 versus $93.7 million of total operating expenses during the first quarter of 2020. The $0.4 million, or 0.4%, decrease in operating expenses was attributable to a $0.6 million, or 1.1%, decrease in salaries and employee benefits, a $1.7 million, or 16.4%, decrease in other expenses, a $0.3 million, or 8.6%, decrease in the amortization of intangible assets and a $0.3 million decrease in acquisition-related expenses. The decreases in these expenses were partially offset by a $2.0 million, or 19.1%, increase in data processing and communications expenses and a $0.6 million, or 5.2% increase in occupancy expense. The decrease in salaries and benefits expense was driven by a decrease in severance costs, offset, in part by increases in merit-related employee wages and payroll taxes. Other expenses were down due to the general decrease in the level of business activities as a result of the COVID-19 pandemic, including travel and entertainment and marketing and business development expenses. The increase in data processing and communications expenses was due to the second quarter 2020 Steuben acquisition and the Company’s implementation of new customer-facing digital technologies and back office systems during 2020. The increase in occupancy costs was driven by the Steuben acquisition.

In comparison, the Company recorded $95.0 million of total operating expenses in the linked fourth quarter of 2020. The $1.8 million, or 1.8%, decrease in total operating expenses between the first quarter of 2021 and the linked fourth quarter of 2020 was attributable to a $0.5 million, or 0.9%, decrease in salaries and employee benefits, a $1.9 million, or 18.1%, decrease in other expenses, a $0.2 million, or 4.9%, decrease in the amortization of intangible assets and a $0.4 million decrease in acquisition-related expenses. The decreases in these expenses were partially offset a $1.2 million, or 11.8%, increase in occupancy expense due primarily to seasonal factors.

The effective tax rate for the first quarter of 2021 was 18.6%, down from 18.8% in the first quarter of 2020. The Company had a higher level of benefit related to stock-based compensation activity in the first quarter of 2021 as compared to the first quarter of 2020, which drove down the effective tax rate. Exclusive of stock-based compensation tax benefits, the Company’s effective tax rate was 21.4% in the first quarter of 2021.

The Company also provides supplemental reporting of its results on an “operating,” “adjusted” or “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, expenses associated with acquisitions, acquisition-related provision for credit losses, litigation accrual expenses, the unrealized gain (loss) on equity securities and gain on debt extinguishment. In addition, the Company provides supplemental reporting for “adjusted pre-tax, pre-provision net revenues,” which subtracts the provision for credit losses, acquisition expenses, litigation accrual expenses, unrealized gain (loss) on equity securities and gain on debt extinguishment from income before income taxes. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors understand the effect of acquisition and other non-recurring activity in its reported results. Diluted adjusted net earnings per share were $1.00 in the first quarter of 2021, as compared to $0.80 in the first quarter of 2020 and $0.89 in the linked fourth quarter of 2020. Adjusted pre-tax, pre-provision net revenue per share was $1.09 in the first quarter of 2021, as compared to $1.05 in the first quarter of 2020 and $1.03 in the linked fourth quarter of 2020.

Financial Position

The Company’s total assets increased to $14.62 billion at March 31, 2021, which represents a $2.81 billion, or 23.8% increase from one year ago and a $689.1 million, or 4.9%, increase over the prior quarter end. The substantial increase in the Company’s total assets during the prior twelve-month period was primarily due to large inflows of government stimulus-related deposit funding and the Steuben acquisition in the second quarter of 2020. Similarly, average earning assets increased substantially over the prior twelve-month period, from $10.04 billion in the first quarter of 2020 to $12.69 billion in the first quarter of 2021, a $2.65 billion, or 26.4% increase. This included a $482.1 million, or 7.0%, increase in average total loans outstanding, a $620.7 billion, or 20.4%, increase in average book value of investment securities and a $1.55 billion increase in average cash equivalent balances. Average deposit balances increased $2.50 billion, or 27.6%, between the first quarter of 2020 and the first quarter of 2021.

On a linked quarter basis, average earning assets increased $377.6 million, or 3.1%, due to continued net inflows of deposits. The average book value of investment securities decreased $118.3 million, or 3.1%, due to the maturity of $666.1 million of investment securities during the fourth quarter, a significant portion of which occurred late in the quarter, offset, in part, by investment security purchases during the first quarter of 2021 totaling $546.8 million. Average cash equivalents increased $587.5 million, or 54.4%, due to the continued growth of deposit liabilities during the quarter, a decrease in loans outstanding and investment maturities in late fourth quarter of 2020, offset, in part, by the aforementioned purchase of investment securities during the current quarter. Average loan balances decreased $91.7 million, or 1.2%, due primarily to PPP forgiveness and seasonal factors. Average deposit balances increased $343.2 million, or 3.1%, on a linked quarter basis driven by continued inflows of government stimulus funds and seasonal fluctuations related to the timing of tax inflows to the Company’s municipal depositors.

Ending loans at March 31, 2021 were $7.37 billion, $47.6 million, or 0.6%, lower than the linked fourth quarter ending loans of $7.42 billion, but up $502.2 million, or 7.3% from one year prior. The growth in ending loans year-over-year was driven by the acquisition of $339.7 million of Steuben loans in the second quarter of 2020 and the $399.2 million net increase in PPP loans between the periods. The decrease in loans outstanding on a linked quarter basis was driven by a $48.3 million decrease in business lending, due to a decline in PPP loans, a $10.2 million decrease in direct consumer loan balances and a $4.4 million decrease in home equity loans outstanding, offset, in part, by a $7.4 million increase in indirect consumer loans and a $7.9 million increase in residential mortgage loans outstanding.

The Company participated in both rounds of the 2020 Coronavirus Aid, Relief, and Security Act’s (“CARES Act”) PPP, a specialized low-interest loan program funded by the U.S. Treasury Department and administered by the U.S. Small Business Administration (“SBA”), now known as first draw loans. In addition, the Company participated in the 2021 Consolidated Appropriations Act’s (“CAA”) PPP loan program, now known as second draw loans. As of March 31, 2021, the Company’s business lending portfolio included 874 first draw PPP loans with a total balance of $219.4 million and 1,819 second draw PPP loans with a total balance of $191.5 million. This compares to 3,417 first draw PPP loans with a total balance of $470.7 million at the end of the fourth quarter of 2020. Under the PPP, the SBA may forgive all or a portion of the loan amount if the borrower meets certain conditions. The Company expects to recognize the majority of its remaining first draw net deferred PPP fees totaling $3.4 million through interest income during the second quarter 2021 and the majority of its second draw net deferred PPP fees totaling $8.3 million in the third and fourth quarters of 2021.

The Company’s liquidity position remains strong. The Company’s banking subsidiary, Community Bank, N.A. (the “Bank”), maintains a funding base largely comprised of core noninterest-bearing demand deposit accounts and low cost interest-bearing interest checking, savings and money market deposit accounts with customers that operate, reside or work within its branch footprint. At March 31, 2021, the Company’s readily available sources of liquidity totaled $5.67 billion, including cash and cash equivalents balances, net of float, of $2.09 billion. The Company also maintains an available-for-sale investment securities portfolio, comprised primarily of highly-liquid U.S. Treasury securities, highly-rated municipal securities and U.S. agency mortgage-backed securities, which totaled $3.77 billion at March 31, 2021, $1.68 billion of which was unpledged as collateral. The Bank’s unused borrowing capacity at the Federal Home Loan Bank of New York at March 31, 2021 was $1.66 billion and it maintained $247.9 million of funding availability at the Federal Reserve Bank’s discount window.

Although there remains some uncertainty around the duration of the economic impact of the COVID-19 pandemic, the Company’s management believes that its financial position will allow it to successfully endure any remaining negative economic impacts of the crisis. The Company’s capital planning and management activities, coupled with its historically strong earnings performance, diversified streams of revenue and prudent dividend practices, have allowed it to build and maintain strong capital reserves. Shareholders’ equity of $1.97 billion at March 31, 2021 was $5.2 million, or 0.3%, lower than one year prior and $132.7 million, or 6.3%, lower than the end of the linked fourth quarter. The decrease in shareholders’ equity during the first quarter was primarily driven by a $172.0 million decrease in accumulated other comprehensive income/loss due primarily to a decrease in the market value adjustment on the Company’s available-for-sale investment securities portfolio as market interest rates increased between the periods, offset, in part, by a $30.3 million increase in retained earnings.

During the first quarter, the Company redeemed $75.0 million of floating rate junior subordinated debt and $2.3 million of associated capital securities, which was initially issued by the Company’s wholly-owned unconsolidated trust entity Community Capital Trust IV (“CCT IV”) in 2006. The interest rate on the floating rate junior subordinated debt was reset quarterly at three month LIBOR plus 1.65%.

At March 31, 2021, all of the Company’s regulatory capital ratios significantly exceeded well-capitalized standards. More specifically, the Company’s tier 1 leverage ratio, a common measure to evaluate a financial institutions capital strength, was 9.63% at March 31, 2021, which represents almost two times the regulatory well-capitalized standard of 5.0%. The Company’s net tangible equity to net tangible assets ratio was 8.48% at March 31, 2021, down from 10.78% a year earlier and 9.92% from the end of the fourth quarter of 2020. The decrease in the net tangible equity to net tangible assets ratio from one year prior was driven by the stimulus-aided asset growth as noted previously, the decrease in accumulated other comprehensive income and an increase in intangible assets.

As previously announced, the Company’s Board of Directors approved in December 2020 a stock repurchase program authorizing the repurchase of up to 2.68 million shares of the Company’s common stock during a twelve-month period starting January 1, 2021. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable regulatory and legal requirements. There were no shares repurchased pursuant to the 2021 stock repurchase program in the first quarter of 2021.

Allowance for Credit Losses and Asset Quality

At March 31, 2021, the Company’s Allowance for Credit Losses totaled $55.1 million, or 0.75% of total loans outstanding. This compares to $60.9 million, or 0.82%, at the end of the linked fourth quarter of 2020 and $55.7 million, or 0.81%, at March 31, 2020. Reflective of an improving economic outlook, low levels of net charge-offs and a decrease in delinquent loans, the Company recorded a $5.7 million net benefit in the provision for credit losses during the first quarter of 2021, resulting in a $5.4 million decrease in the allowance for credit losses and a $0.3 million decrease in the reserve for unfunded commitments.

At March 31, 2021, nonperforming (90 or more days past due and non-accruing) loans were $75.5 million, or 1.02%, of total loans outstanding. This compares to $76.9 million, or 1.04%, of total loans outstanding at the end of the fourth quarter of 2020 and $31.8 million, or 0.46%, of total loans outstanding one year earlier. The increase in nonperforming loans over the prior year’s first quarter was driven by the Company’s decision to reclassify loans under extended pandemic-related forbearance to nonperforming status. More specifically, during the fourth quarter of 2020, several commercial borrowers, which primarily operate in the hospitality, travel and entertainment industries, requested extended loan repayment forbearance due to the continued pandemic-related financial hardship they were experiencing. Although the Company’s management granted these forbearance requests, it also reclassified the majority of these loan relationships from accruing to nonaccrual status, unless the borrower clearly demonstrated current repayment capacity or sufficient cash reserves to service their pre-forbearance payment obligations. The allowance for credit losses at March 31, 2021 included $3.6 million of specific reserves for nonperforming loans. The Company may continue to receive similar requests during the remainder of 2021 and will continue to work with its borrowers to establish fair and reasonable forbearance agreements in light of each borrower’s specific circumstances, with an objective to minimize potential ultimate losses to the Company.

Total delinquent loans, which includes nonperforming loans and loans 30 or more days delinquent, to total loans outstanding were 1.29% at the end of the first quarter of 2021. This compares to 1.11% at the end of the first quarter of 2020 and 1.50% at the end of the fourth quarter of 2020. Loans 30 to 89 days delinquent (categorized by the Company as delinquent but performing) were 0.27% of total loans outstanding at March 31, 2021, down from 0.47% at the end of the linked quarter fourth quarter and 0.64% one year earlier. The Company recorded net charge-offs of $0.4 million, or 0.02% of average loans annualized, in the first quarter of 2021. This compares to net charge-offs of $1.6 million, or 0.09% annualized, in the first quarter of 2020 and $1.3 million, or 0.07%, in the linked fourth quarter of 2020. The Company believes the decrease in 30 to 89 day delinquent loans and the very low amount of net charge-offs recorded in the first quarter was supported by the extraordinary Federal and State Government financial assistance provided to consumers throughout the pandemic.

From a credit risk and lending perspective, the Company continues to take actions to assess and monitor its COVID-19 related credit exposures. No specific credit impairment has been identified within the Company’s investment securities portfolio, including the Company’s municipal securities portfolio, since the onset of the pandemic. With respect to the Company’s lending activities, the Company continues to utilize a customer forbearance program to assist borrowers that may be experiencing financial hardship due to COVID-19 related challenges, but such requests diminished significantly in the first quarter of 2021. As of March 31, 2021, the Company had 47 borrowers in forbearance due to COVID-19 related financial hardship, representing $75.6 million in outstanding loan balances, or 1.0% of total loans outstanding. This compares to 74 borrowers and $66.5 million in loans outstanding in forbearance at December 31, 2020.

Dividend Increase

During the first quarter of 2021, the Company declared a quarterly cash dividend of $0.42 per share on its common stock, up 2.4% from the $0.41 dividend declared in the first quarter of 2020, representing an annualized yield of 2.14% based upon the $78.57 closing price of the Company’s stock on April 23, 2021. The one cent increase declared in the third quarter of 2020 marked the 28th consecutive year of dividend increases for the Company.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, April 26, 2021, to discuss first quarter 2021 results. The conference call can be accessed at 877-317-6789 (1-412-317-6789 if outside United States and Canada). Investors may also listen live via the Internet at: https://www.webcaster4.com/Webcast/Page/995/40485.

This earnings release, including supporting financial tables and presentation slides, is available within the press releases section of the Company's investor relations website at: https://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

About Us

Community Bank System, Inc. operates more than 225 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $14.6 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of CBU’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from its expectations: the macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, including the negative impacts and disruptions on public health, corporate and consumer customers, the communities CBU serves, and the domestic and global economy, including various actions taken in response by governments, central banks and others, which may have an adverse effect on CBU’s business; current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth; fiscal and monetary policies of the Federal Reserve Board; the effect of changes in the level of checking or savings account deposits on CBU’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the effect of a fall in stock market prices on CBU’s fee income businesses, including its employee benefit services, wealth management, and insurance businesses; the successful integration of operations of its acquisitions; competition; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. For more information about factors that could cause actual results to differ materially from CBU’s expectations, refer to its reports filed with the Securities and Exchange Commission (“SEC”), including the discussion under “Risk Factors” as filed with the SEC and available on CBU’s website at https://ir.communitybanksystem.com and on the SEC’s website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and CBU undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Summary of Financial Data (unaudited)

(Dollars in thousands, except per share data)

	2021	2020
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings
Loan income	$79,714	$77,848	$79,646	$78,720	$78,565
Investment income	17,951	19,753	17,844	18,472	18,430
Total interest income	97,665	97,601	97,490	97,192	96,995
Interest expense	3,711	4,168	4,525	5,241	6,941
Net interest income	93,954	93,433	92,965	91,951	90,054
Acquisition-related provision for credit losses	0	(140)	0	3,201	0
Provision for credit losses	(5,719)	(2,961)	1,945	6,573	5,594
Net interest income after provision for credit losses	99,673	96,534	91,020	82,177	84,460
Deposit service and other banking fees	14,934	15,827	15,184	12,934	17,178
Mortgage banking	688	(898)	3,908	1,375	916
Wealth management and insurance services	16,352	15,090	15,420	14,549	15,192
Employee benefit services	26,533	26,736	25,159	24,068	25,366
Unrealized gain (loss) on equity securities	24	24	(12)	12	(30)
Gain on debt extinguishment	0	421	0	0	0
Total noninterest revenues	58,531	57,200	59,659	52,938	58,622
Salaries and employee benefits	57,632	58,132	57,280	54,721	58,251
Data processing and communications	12,391	12,413	12,096	10,833	10,413
Occupancy and equipment	11,300	10,105	10,134	9,754	10,739
Amortization of intangible assets	3,351	3,525	3,581	3,524	3,667
Litigation accrual	0	0	2,950	0	0
Acquisition expenses	27	396	796	3,372	369
Other	8,545	10,431	10,129	8,699	10,224
Total operating expenses	93,246	95,002	96,966	90,903	93,663
Income before income taxes	64,958	58,732	53,713	44,212	49,419
Income taxes	12,108	12,247	10,904	8,964	9,285
Net income	$52,850	$46,485	$42,809	$35,248	$40,134
Basic earnings per share	$0.98	$0.86	$0.80	$0.67	$0.77
Diluted earnings per share	$0.97	$0.86	$0.79	$0.66	$0.76
Profitability
Return on assets	1.51%	1.33%	1.26%	1.12%	1.41%
Return on equity	10.37%	8.82%	8.13%	7.05%	8.49%
Return on tangible equity(2)	16.93%	14.29%	13.22%	11.60%	14.52%
Noninterest revenues/operating revenues (FTE)(1)	38.4%	37.9%	39.2%	36.6%	39.6%
Efficiency ratio	59.0%	60.8%	58.9%	58.1%	60.4%
Components of Net Interest Margin (FTE)
Loan yield	4.40%	4.17%	4.23%	4.40%	4.61%
Cash equivalents yield	0.10%	0.10%	0.10%	0.10%	0.90%
Investment yield	2.02%	2.13%	2.31%	2.50%	2.51%
Earning asset yield	3.15%	3.18%	3.28%	3.56%	3.93%
Interest-bearing deposit rate	0.16%	0.17%	0.19%	0.23%	0.34%
Borrowing rate	0.71%	0.86%	1.19%	1.36%	1.70%
Cost of all interest-bearing funds	0.18%	0.20%	0.23%	0.28%	0.40%
Cost of funds (includes DDA)	0.13%	0.14%	0.16%	0.20%	0.30%
Net interest margin (FTE)	3.03%	3.05%	3.12%	3.37%	3.65%
Fully tax-equivalent adjustment	$903	$929	$963	$1,015	$1,032

Summary of Financial Data (unaudited)

(Dollars in thousands, except per share data)

	2021	2020
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Average Balances
Loans	$7,358,848	$7,450,513	$7,508,895	$7,219,462	$6,876,771
Cash equivalents	1,666,715	1,079,236	1,300,981	822,992	114,660
Taxable investment securities	3,239,019	3,340,544	2,686,120	2,608,495	2,586,646
Nontaxable investment securities	427,687	444,417	461,963	454,511	459,340
Total interest-earning assets	12,692,269	12,314,710	11,957,959	11,105,460	10,037,417
Total assets	14,157,685	13,884,979	13,543,460	12,652,200	11,487,384
Interest-bearing deposits	8,061,489	7,853,764	7,621,206	7,146,301	6,598,131
Borrowings	344,810	359,102	291,241	315,934	329,355
Total interest-bearing liabilities	8,406,299	8,212,866	7,912,447	7,462,235	6,927,486
Noninterest-bearing deposits	3,491,581	3,356,156	3,312,841	2,964,717	2,458,529
Shareholders' equity	2,066,792	2,097,766	2,095,211	2,009,996	1,902,169
Balance Sheet Data
Cash and cash equivalents	$2,151,347	$1,645,805	$1,836,521	$1,319,880	$529,336
Investment securities	3,836,497	3,595,347	3,270,063	3,337,459	3,185,381
Loans:
Business lending	3,391,786	3,440,077	3,433,565	3,455,343	2,789,130
Consumer mortgage	2,409,373	2,401,499	2,410,249	2,428,060	2,424,656
Consumer indirect	1,029,335	1,021,885	1,039,925	1,056,865	1,087,879
Home equity	395,408	399,834	413,265	418,543	386,583
Consumer direct	142,425	152,657	161,639	169,228	177,844
Total loans	7,368,327	7,415,952	7,458,643	7,528,039	6,866,092
Allowance for credit losses	55,069	60,869	64,962	64,437	55,652
Intangible assets, net	843,045	846,648	850,214	852,761	832,919
Other assets	476,034	488,211	494,846	470,515	450,907
Total assets	14,620,181	13,931,094	13,845,325	13,444,217	11,808,983
Deposits:
Noninterest-bearing	3,710,292	3,361,768	3,326,517	3,273,921	2,491,720
Non-maturity interest-bearing	7,532,578	6,929,435	6,830,893	6,600,140	5,899,297
Time	961,367	933,771	963,180	972,612	912,965
Total deposits	12,204,237	11,224,974	11,120,590	10,846,673	9,303,982
Borrowings	263,726	290,666	288,448	176,195	208,718
Subordinated notes payable	3,297	3,303	13,735	13,755	13,775
Subordinated debt held by unconsolidated subsidiary trusts	0	77,320	77,320	79,382	77,320
Accrued interest and other liabilities	177,524	230,724	246,572	246,897	228,557
Total liabilities	12,648,784	11,826,987	11,746,665	11,362,902	9,832,352
Shareholders' equity	1,971,397	2,104,107	2,098,660	2,081,315	1,976,631
Total liabilities and shareholders' equity	14,620,181	13,931,094	13,845,325	13,444,217	11,808,983
Capital
Tier 1 leverage ratio	9.63%	10.16%	10.21%	10.79%	11.10%
Tangible equity/net tangible assets(2)	8.48%	9.92%	9.92%	10.08%	10.78%
Diluted weighted average common shares O/S	54,417	54,194	54,159	53,017	52,646
Period end common shares outstanding	53,875	53,593	53,538	53,514	52,031
Cash dividends declared per common share	$0.42	$0.42	$0.42	$0.41	$0.41
Book value	$36.59	$39.26	$39.20	$38.89	$37.99
Tangible book value(2)	$21.76	$24.29	$24.15	$23.80	$22.84
Common stock price (end of period)	$76.72	$62.31	$54.46	$57.02	$58.80

Summary of Financial Data (unaudited)

(Dollars in thousands, except per share data)

	2021	2020
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Asset Quality
Nonaccrual loans	$73,310	$72,929	$28,756	$20,697	$19,046
Accruing loans 90+ days delinquent	2,152	3,922	3,487	6,063	12,736
Total nonperforming loans	75,462	76,851	32,243	26,760	31,782
Other real estate owned (OREO)	824	883	1,209	3,186	1,469
Total nonperforming assets	76,286	77,734	33,452	29,946	33,251
Net charge-offs	381	1,258	1,257	910	1,550
Allowance for credit losses/loans outstanding	0.75%	0.82%	0.87%	0.86%	0.81%
Nonperforming loans/loans outstanding	1.02%	1.04%	0.43%	0.36%	0.46%
Allowance for credit losses/nonperforming loans	73%	79%	201%	241%	175%
Net charge-offs/average loans	0.02%	0.07%	0.07%	0.05%	0.09%
Delinquent loans/ending loans	1.29%	1.50%	0.79%	0.72%	1.11%
Provision for credit losses/net charge-offs	(1,503)%	(246)%	155%	1,074%	361%
Nonperforming assets/total assets	0.52%	0.56%	0.24%	0.22%	0.28%
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Pre-tax, pre-provision net revenue
Net income (GAAP)	$52,850	$46,485	$42,809	$35,248	$40,134
Income taxes	12,108	12,247	10,904	8,964	9,285
Income before income taxes	64,958	58,732	53,713	44,212	49,419
Provision for credit losses	(5,719)	(3,101)	1,945	9,774	5,594
Pre-tax, pre-provision net revenue (non-GAAP)	59,239	55,631	55,658	53,986	55,013
Acquisition expenses	27	396	796	3,372	369
Unrealized (gain) loss on equity securities	(24)	(24)	12	(12)	30
Litigation accrual	0	0	2,950	0	0
Gain on debt extinguishment	0	(421)	0	0	0
Adjusted pre-tax, pre-provision net revenue (non-GAAP)	$59,242	$55,582	$59,416	$57,346	$55,412

Pre-tax, pre-provision net revenue per share
Diluted earnings per share (GAAP)	$0.97	$0.86	$0.79	$0.66	$0.76
Income taxes	0.22	0.22	0.20	0.17	0.18
Income before income taxes	1.19	1.08	0.99	0.83	0.94
Provision for credit losses	(0.10)	(0.04)	0.04	0.19	0.10
Pre-tax, pre-provision net revenue per share (non-GAAP)	1.09	1.04	1.03	1.02	1.04
Acquisition expenses	0.00	0.00	0.02	0.06	0.01
Unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Litigation accrual	0.00	0.00	0.05	0.00	0.00
Gain on debt extinguishment	0.00	(0.01)	0.00	0.00	0.00
Adjusted pre-tax, pre-provision net revenue per share (non-GAAP)	$1.09	$1.03	$1.10	$1.08	$1.05

Summary of Financial Data (unaudited)

(Dollars in thousands, except per share data)

	2021	2020
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Net income
Net income (GAAP)	$52,850	$46,485	$42,809	$35,248	$40,134
Acquisition expenses	27	396	796	3,372	369
Tax effect of acquisition expenses	(5)	(83)	(162)	(684)	(69)
Subtotal (non-GAAP)	52,872	46,798	43,443	37,936	40,434
Acquisition-related provision for credit losses	0	(140)	0	3,201	0
Tax effect of acquisition-related provision for credit losses	0	29	0	(649)	0
Subtotal (non-GAAP)	52,872	46,687	43,443	40,488	40,434
Unrealized (gain) loss on equity securities	(24)	(24)	12	(12)	30
Tax effect of unrealized (gain) loss on equity securities	4	5	(2)	2	(6)
Subtotal (non-GAAP)	52,852	46,668	43,453	40,478	40,458
Litigation accrual	0	0	2,950	0	0
Tax effect of litigation accrual	0	0	(599)	0	0
Subtotal (non-GAAP)	52,852	46,668	45,804	40,478	40,458
Gain on debt extinguishment	0	(421)	0	0	0
Tax effect of gain on debt extinguishment	0	88	0	0	0
Operating net income (non-GAAP)	52,852	46,335	45,804	40,478	40,458
Amortization of intangibles	3,351	3,525	3,581	3,524	3,667
Tax effect of amortization of intangibles	(625)	(735)	(727)	(714)	(689)
Subtotal (non-GAAP)	55,578	49,125	48,658	43,288	43,436
Acquired non-impaired loan accretion	(1,102)	(1,335)	(1,326)	(1,365)	(1,465)
Tax effect of acquired non-impaired loan accretion	205	278	269	277	275
Adjusted net income (non-GAAP)	$54,681	$48,068	$47,601	$42,200	$42,246

Return on average assets
Adjusted net income (non-GAAP)	$54,681	$48,068	$47,601	$42,200	$42,246
Average total assets	14,157,685	13,884,979	13,543,460	12,652,200	11,487,384
Adjusted return on average assets (non-GAAP)	1.57%	1.38%	1.40%	1.34%	1.48%

Return on average equity
Adjusted net income (non-GAAP)	$54,681	$48,068	$47,601	$42,200	$42,246
Average total equity	2,066,792	2,097,766	2,095,211	2,009,996	1,902,169
Adjusted return on average equity (non-GAAP)	10.73%	9.12%	9.04%	8.44%	8.93%

Summary of Financial Data (unaudited)

(Dollars in thousands, except per share data)

	2021	2020
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Earnings per common share
Diluted earnings per share (GAAP)	$0.97	$0.86	$0.79	$0.66	$0.76
Acquisition expenses	0.00	0.00	0.02	0.06	0.01
Tax effect of acquisition expenses	0.00	0.00	0.00	(0.01)	0.00
Subtotal (non-GAAP)	0.97	0.86	0.81	0.71	0.77
Acquisition-related provision for credit losses	0.00	0.00	0.00	0.06	0.00
Tax effect of acquisition-related provision for credit losses	0.00	0.00	0.00	(0.01)	0.00
Subtotal (non-GAAP)	0.97	0.86	0.81	0.76	0.77
Unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Tax effect of unrealized (gain) loss on equity securities	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.97	0.86	0.81	0.76	0.77
Litigation accrual	0.00	0.00	0.05	0.00	0.00
Tax effect of litigation accrual	0.00	0.00	(0.01)	0.00	0.00
Subtotal (non-GAAP)	0.97	0.86	0.85	0.76	0.77
Gain on debt extinguishment	0.00	(0.01)	0.00	0.00	0.00
Tax effect of gain on debt extinguishment	0.00	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.97	0.85	0.85	0.76	0.77
Amortization of intangibles	0.06	0.07	0.07	0.07	0.07
Tax effect of amortization of intangibles	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Subtotal (non-GAAP)	1.02	0.91	0.91	0.82	0.83
Acquired non-impaired loan accretion	(0.02)	(0.03)	(0.03)	(0.03)	(0.03)
Tax effect of acquired non-impaired loan accretion	0.00	0.01	0.00	0.01	0.00
Diluted adjusted net earnings per share (non-GAAP)	$1.00	$0.89	$0.88	$0.80	$0.80

Noninterest operating expenses
Noninterest expenses (GAAP)	$93,246	$95,002	$96,966	$90,903	$93,663
Amortization of intangibles	(3,351)	(3,525)	(3,581)	(3,524)	(3,667)
Acquisition expenses	(27)	(396)	(796)	(3,372)	(369)
Litigation accrual	0	0	(2,950)	0	0
Total adjusted noninterest expenses (non-GAAP)	$89,868	$91,081	$89,639	$84,007	$89,627

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$89,868	$91,081	$89,639	$84,007	$89,627
Tax-equivalent net interest income	94,857	94,362	93,928	92,966	91,086
Noninterest revenues	58,531	57,200	59,659	52,938	58,622
Acquired non-impaired loan accretion	(1,102)	(1,335)	(1,326)	(1,365)	(1,465)
Unrealized (gain) loss on equity securities	(24)	(24)	12	(12)	30
Gain on debt extinguishment	0	(421)	0	0	0
Operating revenues (non-GAAP) - denominator	152,262	149,782	152,273	144,527	148,273
Efficiency ratio (non-GAAP)	59.0%	60.8%	58.9%	58.1%	60.4%

Summary of Financial Data (unaudited)

(Dollars in thousands, except per share data)

	2021	2020
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Balance sheet data
Total assets
Total assets (GAAP)	$14,620,181	$13,931,094	$13,845,325	$13,444,217	$11,808,983
Intangible assets	(843,045)	(846,648)	(850,214)	(852,761)	(832,919)
Deferred taxes on intangible assets	44,105	44,370	44,733	45,094	44,494
Total tangible assets (non-GAAP)	13,821,241	13,128,816	13,039,844	12,636,550	11,020,558

Total common equity
Shareholders' equity (GAAP)	1,971,397	2,104,107	2,098,660	2,081,315	1,976,631
Intangible assets	(843,045)	(846,648)	(850,214)	(852,761)	(832,919)
Deferred taxes on intangible assets	44,105	44,370	44,733	45,094	44,494
Total tangible common equity (non-GAAP)	1,172,457	1,301,829	1,293,179	1,273,648	1,188,206

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$1,172,457	$1,301,829	$1,293,179	$1,273,648	$1,188,206
Total tangible assets (non-GAAP) - denominator	13,821,241	13,128,816	13,039,844	12,636,550	11,020,558
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	8.48%	9.92%	9.92%	10.08%	10.78%

(1) Excludes unrealized gain and loss on equity securities and gain on debt extinguishment.

(2) Includes deferred tax liabilities related to certain intangible assets.

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